Exhibit 10.1

SIXTH AMENDMENT TO LOAN AGREEMENT

DATED JANUARY 14, 2004

This Sixth Amendment to Loan Agreement (the “Sixth Amendment”) is made as of this 18th day of August, 2009 by and between CRA International, Inc., formerly known as Charles River Associates Incorporated (“Borrower”), a Massachusetts corporation with its principal executive office at the John Hancock Tower, 200 Clarendon Street, T-33, Boston, Massachusetts 02116-5092 and RBS Citizens, National Association, successor by merger with Citizens Bank of Massachusetts, a national banking association with offices at 28 State Street, Boston, Massachusetts (the “Lender”) in consideration of the mutual covenants contained herein and the benefits to be derived herefrom.  Unless otherwise specified, all capitalized terms shall have the same meaning herein as set forth in the Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, on January 14, 2004, the Borrower and the Lender entered into a loan arrangement (the “Loan Arrangement”) as evidenced by, amongst other documents and instruments, a certain Loan Agreement dated as of January 14, 2004, as amended by a First Amendment to Loan Agreement dated as of March 29, 2005, amended by a Second Amendment to Loan Agreement dated as of June 20, 2005 (the “Second Amendment”), as amended by a Third Amendment to Loan Agreement dated as of April 17, 2006, as further amended by a Fourth Amendment to Loan Agreement dated as of July 25, 2006, as further amended by a Fifth Amendment to Loan Agreement dated as of May 16, 2007 (as may be amended from time to time, the “Agreement”) by and between the Borrower and the Lender pursuant to which the Lender agreed to provide certain financial accommodations to or for the benefit of the Borrower; and

WHEREAS, the Borrower has requested that the Lender extend the Loan Arrangement and amend certain terms and conditions of the Agreement, and

WHEREAS, the Lender has agreed to so amend the Agreement provided the Borrower and the Lender entered into this Sixth Amendment; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             The definition of Credit Limit in Section 1(g) is hereby deleted and replaced with the following:

“Credit Limit shall mean an amount equal to Sixty Million ($60,000,000.00) Dollars.”

2.             Section 1(g) of the Agreement is hereby amended by deleting the definition of Applicable Margin in its entirety and replacing it with the following:

““Applicable Margin” shall mean at any time (i) 3.50% per annum if the Total Debt Ratio (as defined in Section 10 hereof) at such time is greater than or equal to 2.5x as of such time, (ii) 3.00% per annum if the Total Debt Ratio at such time is greater than or equal to 2.0x but less than 2.5x as of such time, (iii) 2.50% per annum if the Total Debt Ratio at such time is greater than or equal to 1.5x but less than 2.0x as of such time, (iv) 2.25% per annum if the Total Debt Ratio at such time is greater than or equal to 1.0x but less than 1.5x as of such time, or (iv) 2.00% per annum if the Total Debt Ratio at such time is less than 1.0x as of such time.  For purposes of the foregoing, (i) the Total Debt Ratio at any time shall be the Total Debt Ratio as reported in the Compliance Certificate most recently delivered (or updated) by the Borrower to Bank pursuant to Section 8(d) hereof, and (ii) each change in the Applicable Margin pursuant to the foregoing provisions shall take effect from the date of Borrower’s delivery of its most recent Compliance Certificate (or update thereof) pursuant to Section 8(d) hereof.”

3.             Section 1 (u) of the Agreement is hereby deleted in its entirety and replaced with the following:

“In addition to all other sums payable hereunder, the Borrower shall pay the Lender a fee equal to twenty five one-hundredths of one percent (0.25%) of the difference between: (i) the Credit Limit (as it may be reduced under clause (w) below) and (ii) the average daily balance of (x) the aggregate outstanding principal amount of loans and other extensions of credit hereunder plus (without duplication) (y) the undrawn amounts and other obligations under outstanding Letters of Credit, for each quarterly period this Agreement is in effect.  Such fee shall be payable quarterly in arrears and, unless previously paid by the Borrower, shall be treated as a loan to Borrower, which shall be added to Borrower’s loan balance pursuant to this Agreement.”

4.             Section 9 (m) of the Agreement is hereby deleted in its entirety.

5.             The definition of “subordinated debt” at the end of Section 10 of the Agreement is hereby supplemented by deleting the additional language added pursuant to Section 6 of the Second Amendment and adding the following at the end of the definition:

“including, without limitation, the Borrower’s 2.875% Convertible Senior Subordinated Debentures Due 2034 dated June 21, 2004 in the principal outstanding amount of $72,780,000.00 as of August 1, 2009”

6.             Section 14(a) of the Agreement is hereby amended by replacing the date “April 30, 2010” with the date “April 30, 2012”.

7.             The Borrower and the Lender agree that Prime Rate Loans shall no longer be available under the Agreement.

8.             The Borrower hereby acknowledges and agrees that the Borrower has no claims, offsets, defenses or counterclaims against the Lender with respect to the Loan Arrangement or otherwise and to the extent the Borrower may have any such claims the Borrower hereby WAIVES and RENOUNCES such claims, offsets, defenses and counterclaims.

9.             This Sixth Amendment and all other documents executed in connection herewith incorporate all discussions and negotiations between the Borrower and the Lender either expressed or implied, concerning the matters contained herein and in such other instruments, any statute, custom or use to the contrary notwithstanding.  No such discussions or negotiations shall limit, modify or otherwise effect the provisions hereof.  The modification amendment, or waiver of any provision of this Sixth Amendment, the Agreement or any provision under any other agreement or document entered into between the Borrower and the Lender shall not be effective unless executed in writing by the party to be charged with such modification, amendment or waiver, and if such party be the Lender, then by a duly authorized officer thereof.

10.           Except as specifically modified herein, the Agreement shall remain in full force and effect as originally written, and the Borrower hereby ratifies and confirms all terms and conditions contained in the Agreement.

11.           This Sixth Amendment shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts and shall take effect as a sealed instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereof have set their hands and seals as of the date first written above.

CRA INTERNATIONAL, INC.

By:	/s/ Wayne D. Mackie
Executive Vice President, Treasurer,
Chief Financial Officer

RBS CITIZENS, NATIONAL ASSOCIATION

By:	/s/ Christopher J. Wickles
Senior Vice President